Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ANNOUNCES RECORD QUARTERLY EARNINGS

AND INCREASES 2006 EARNINGS GUIDANCE

May 3, 2006 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its first quarter 2006 earnings of $0.53 per share set a record for highest quarterly per share earnings in the Company’s twenty-five year history, excluding earnings generated through the sale of a business in 1999. The $0.53 per share compares with $0.16 per share in the first quarter of 2005. Due to the strength of its first quarter earnings and the potential contribution from recent acquisitions, TETRA is increasing its 2006 earnings guidance range to $2.40 – $2.80 per share. All financial data in this release are reported in U.S. dollars, and all per share amounts are fully diluted.

Consolidated revenues for the quarter ended March 31, 2006 were $152,240,000 versus the $118,476,000 reported in the first quarter of 2005. Total gross profit was $53,177,000 (34.9% gross profit margin) in the first quarter of 2006 versus $25,690,000 (21.7% gross profit margin) in the first quarter of 2005. Income before discontinued operations was $19,517,000 in the first quarter of 2006 and $5,714,000 in the comparable period of 2005. Net income was $19,517,000 in 2006’s first quarter versus $5,713,000 in 2005’s first quarter.

Consolidated results per share from continuing operations for the first quarter of 2006 were earnings of $0.53 with 37,122,000 weighted average diluted common shares outstanding versus $0.16 with 35,862,000 weighted average diluted common shares outstanding in the first quarter of 2005.

Divisional pretax earnings from continuing operations in the first quarter of 2006 versus the first quarter of 2005 were: Fluids – $13,339,000 in 1Q 2006 and $5,698,000 in 1Q 2005; Well Abandonment & Decommissioning (WA&D) – $18,228,000 in 1Q 2006 and $4,599,000 in 1Q 2005; and, Production Enhancement – $9,127,000 in 1Q 2006 and $5,378,000 in 1Q 2005. A further breakdown of the WA&D Division can be found in the accompanying financial table in this press release.

Financial data relating to net income, as well as discontinued operations, are available in the accompanying financial table in this press release.

Geoffrey M. Hertel, President & Chief Executive Officer, stated, “Our press release announcing first quarter 2005 earnings was titled ‘TETRA Technologies, Inc.’s First Quarter 2005 Earnings Per Share Triple Comparable 2004 Earnings.’ By just changing the year, that same title could also have been used for today’s press release. This type of growth is a product of a focused business plan, investments in internal and external capital projects and acquisitions, a dedicated and hardworking employee base and strong markets. TETRA is blessed to have all these requisite factors.

“Attaining record quarterly earnings in our seasonally weakest quarter was a great accomplishment. It should bode well for the future. These earnings, and the full impact of recent acquisitions, are the primary reasons we are increasing our 2006 earnings guidance to $2.40 – $2.80 per share. We will review this range again once all of our well abandonment and decommissioning offshore ‘spreads’ are fully operational.

“Our Fluids Division generated dramatically improved results in the quarter, as price increases have finally caught up with prior cost increases. The combination of these improving sales margins, the associated inventory gains and a beneficial mix of sales, drove profit margins. We would anticipate that these margins would decline somewhat later in the year, as the mix of product sales changes modestly and inventory gains diminish. We do not expect any profits or margin improvement from our previously announced Magnolia, Arkansas project until late in 2007.

“The WA&D Division saw significant earnings improvement, even though profits from our WA&D Services component were negatively impacted by the costs associated with our expansion of equipment and personnel to prepare for the unprecedented abandonment and decommissioning opportunities in the Gulf of Mexico (GOM). As previously reported, TETRA has assembled four major ‘spreads’ to work the growing well abandonment and decommissioning market in the GOM. Some costs for all four ‘spreads’ were incurred in the first quarter. While the Arapaho ‘spread’ worked throughout the quarter, both the Southern Hercules and the Anna IV ‘spreads’ began work in March (the Anna IV began work very late in March). The DB-1 ‘spread’ is scheduled to begin work in mid June. We believe that the EPIC Divers, Inc., and associated affiliates (EPIC), purchase will enable us to add additional ‘spreads’ of equipment to our GOM fleet during 2006.

“The acquisition of EPIC was very important to our overall strategy regarding our WA&D Services package of services. This acquisition has given us greater flexibility to analyze well abandonment and decommissioning opportunities. As we projected in our March 9 press release, the acquisition of EPIC was immediately accretive. EPIC has recently entered into an agreement to buy a dynamically-positioned dive-support vessel with a saturation diving system. After closing the purchase and necessary renovations, we anticipate this vessel could begin work early in the third quarter. The total cost of the vessel, certification and modifications is expected to be $8.5 – $9.5 million. The acquisition of this vessel should significantly expand EPIC’s capabilities, revenues and profits.

“Maritech’s first quarter earnings made the contribution to TETRA’s overall results that we had initially anticipated would occur in the third quarter of 2005. Unfortunately, the hurricanes of 2005 postponed these earnings. During the quarter, Maritech averaged 18,412 MCF/D of natural gas production and 3,120 B/D of liquid hydrocarbon production (predominately oil). This equates to 37,136 MCFE/D (MCF equivalents at 6 MCF per barrel). During March, Maritech averaged 21,800 MCF/D and 3,805 B/D, or 44,600 MCFE/D. Maritech anticipates that additional storm impacted production will come on in June and August. To accommodate the June production increase, a material amount of production will be shut-in for much of May as new equipment is installed. Also, for the remainder of the year, Maritech will incur insurance costs of about $1.4 million per month more than was incurred in each month of the first quarter. This significant increase in insurance premiums was already factored into Maritech’s 2006 plan and our previous guidance.

“In Production Enhancement, both production testing and Compressco contributed to the improvement in earnings. The Beacon acquisition was immediately accretive for our production testing operations. Additionally, activity and margin improvement in our non-Beacon production testing operations helped to propel earnings. In Compressco, international operations continue to favorably impact overall results, while our domestic fleet of equipment continues to grow.

“On April 20, we announced a new $90 million private placement of debt. Our ability to obtain ten year, bullet maturity, 5.9% interest rate debt, should give our stockholders great comfort regarding how the financial community views TETRA’s financial health. We immediately paid down a portion of our bank debt with this money, leaving current unused bank line availability of about $105 million immediately thereafter.

“With great anticipation, we look forward to later in 2006 when our GOM ‘spreads’ of equipment, the EPIC acquisition, the Beacon acquisition and current capital expenditures can be more fully reflected in our results,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended March 31,
	2006	2005
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$54,703	$52,058
WA&D Division
WA&D Services	33,318	28,553
Maritech	37,939	13,831
Intersegment eliminations	(6,820)	(179)
WA&D Division total	64,437	42,205
Production Enhancement Division	33,162	24,276
Eliminations and other	(62)	(63)
Total revenues	152,240	118,476

Gross profit
Fluids Division	18,811	9,953
WA&D Division
WA&D Services	4,320	6,703
Maritech	18,329	927
Intersegment eliminations	(996)	(12)
WA&D Division total	21,653	7,618
Production Enhancement Division	12,954	8,311
Eliminations and other	(241)	(192)
Total gross profit	53,177	25,690

General and administrative expense	21,153	16,522
Operating income	32,024	9,168

Interest expense, net	2,319	1,473
Other expense (income)	(377)	(1,029)

**Income before taxes and discontinued operations (A)	30,082	8,724

Provision for income taxes	10,565	3,010
Income before discontinued operations	19,517	5,714

Discontinued operations:
Loss from discontinued operations, net of taxes (A)	–	(1)

Net income	$19,517	$5,713

**Income before taxes and discontinued operations
Fluids Division	13,339	5,698
WA&D Division
WA&D Services	1,359	3,887
Maritech	17,865	724
Intersegment eliminations	(996)	(12)
WA&D Division total	18,228	4,599
Production Enhancement Division	9,127	5,378
Corporate overhead (includes interest)	(10,612)	(6,951)
Total	30,082	8,724

	Three Months Ended March 31,
	2006	2005
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.55	$0.17
Loss from discontinued operations	$–	$(0.00)
Net income	$0.55	$0.17

Weighted average shares outstanding	35,619	33,903

Diluted per share information:
Income before discontinued operations	$0.53	$0.16
Loss from discontinued operations	$–	$(0.00)
Net income	$0.53	$0.16

Weighted average shares outstanding	37,122	35,862

Depreciation, depletion and amortization (B)	$16,832	$11,599

(A) Information presented for each period reflects TETRA’s Norwegian process service operations as discontinued operations.

(B) DD&A information for 2005 includes oil and gas property impairment under successful efforts accounting.

Balance Sheet	March 31, 2006	December 31, 2005
	(In Thousands)
Cash	$2,889	$2,987
Accounts receivable, net	171,467	147,982
Inventories	98,969	76,751
Other current assets	35,632	21,759
PP&E, net	408,097	353,855
Other assets	151,287	123,516
Total assets	$868,341	$726,850

Current liabilities	$129,909	$134,796
Long-term debt	252,734	157,270
Other long-term liabilities	160,590	150,637
Equity	325,108	284,147
Total liabilities and equity	$868,341	$726,850

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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